Exhibit 4(z)
DESCRIPTION OF CAPITAL STOCK
The following descriptions of our capital stock and provisions of our Restated Certificate of Incorporation http://www.sec.gov/Archives/edgar/data/202058/000114036119012159/ex3_1.htm (our “Certificate of Incorporation”) and Amended and Restated By-Laws http://www.sec.gov/Archives/edgar/data/202058/000114036119012159/ex3_2.htm (our “By-Laws”) are summaries of their material terms and provisions and are not complete and are subject to, and qualified in their entirety by reference to, each of the items identified below. For a complete description of our capital stock, Certificate of Incorporation and By-Laws, please refer to our Certificate of Incorporation, By-Laws, the certificate of designation relating to any particular series of preferred stock and the applicable provisions of the Delaware General Corporation Law.
All references to “Company”, “we”, “us” and “our” refer to L3Harris Technologies, Inc.
Our common stock is the only class of our capital stock registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and it is registered under Section 12(b) thereof.
Authorized Capital Stock
Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 501,000,000, of which 1,000,000 are shares of preferred stock, without par value, and 500,000,000 are shares of common stock, par value $1.00 per share.
Common Stock
Voting. The holders of shares of our common stock are entitled to one vote for each share on all matters voted on by our shareholders, and the holders of such shares possess all voting power, except as described below under the headings “Certain Anti-Takeover Provisions of Our Certificate of Incorporation, By-Laws and Delaware General Corporation Law — Provisions of Our Certificate of Incorporation Related to Business Combinations” and “— Anti-Greenmail Provisions of Our Certificate of Incorporation,” and except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock. There are no cumulative voting rights, except as described below under the heading “Certain Anti-Takeover Provisions of Our Certificate of Incorporation, By-Laws and Delaware General Corporation Law — Provisions of Our Certificate of Incorporation While There is a 40 Percent Shareholder.” Accordingly, the holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect directors.
Dividends and Distributions. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our Board of Directors, the holders of shares of our common stock will be entitled to such dividends as may be declared from time to time by our Board of Directors from funds available therefor, and upon liquidation will be entitled to receive on a pro rata basis all of our assets available for distribution to such holders.
Our common stock is listed on the New York Stock Exchange under the symbol “LHX.”
No Preemptive Rights
No holder of any of our stock of any class authorized has any preemptive right to subscribe for any of our securities of any kind or class.
Transfer Agent and Registrar
The Transfer Agent and Registrar for our common stock is Computershare.
Certain Anti-Takeover Provisions of Our Certificate of Incorporation, By-Laws and Delaware General Corporation Law
General
Our Certificate of Incorporation, our By-Laws and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of us that is not approved by our Board of Directors, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us to conduct our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in the best interests of us and our shareholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us, although such a proposal, if made, might be considered desirable by a majority of our shareholders. These provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors. Set forth below is a description of the provisions contained in our Certificate of Incorporation, our By-Laws and the Delaware General Corporation Law that could impede or delay an acquisition of control of us that our Board of Directors has not approved. This description is intended as a summary only and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our By-Laws, as well as the Delaware General Corporation Law.
Number of Directors; Removal; Filling of Vacancies
Our Certificate of Incorporation and By-Laws provide that the number of directors shall not be fewer than eight or more than thirteen, as may be determined by our Board of Directors from time to time. Until June 29, 2022, unless a supermajority of the then-serving directors shall have adopted a resolution to the contrary, the Board of Directors shall be comprised of twelve members. Any director, or the entire Board of Directors, may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of directors at a meeting of shareholders called for that purpose.

Our Certificate of Incorporation provides that until June 29, 2022, unless at least 75 percent of the then-serving directors have adopted a resolution to the contrary, any vacancy on the Board of Directors shall be filled by a nominee designated and proposed by the nominating and governance committee and approved by the affirmative vote of at least 75 percent of the then-serving directors. After June 29, 2022, vacancies on the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.
Shareholder Action
Our Certificate of Incorporation provides that shareholder action may be taken only at an annual or special meeting of shareholders. Shareholders may not act by written consent. Our Certificate of Incorporation and By-Laws provide that special meetings of shareholders may be called only by our Board of Directors or, upon the written request of the holders owning of record continuously for a period of at least one year prior to the date of the requested meeting not less than 25 percent of the voting power of all outstanding shares of our common stock, by our Secretary, subject to certain additional requirements set forth in our By-Laws.
Advance Notice for Shareholder Proposals or Nominations at Meetings
Our By-Laws establish an advance notice procedure for shareholder proposals to be brought before any annual or special meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting of shareholders as has been:
• specified in the notice of the annual meeting given by, or at the direction of, our Board of Directors;
• brought before the annual meeting by, or at the direction of, our Board of Directors;
• brought before the annual meeting by a shareholder who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting, where such shareholder is a shareholder of record on the date the notice is delivered to our Secretary, is entitled to vote at the meeting on such business and complies with the advance notice procedure of our By-Laws; or
• brought pursuant to the proxy access provision of our By-Laws.
With respect to a special meeting of the shareholders, only such business may be conducted at the meeting as has been specified in the notice of such special meeting. The person presiding at such annual or special meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election as a director.

To be timely, notice of nominations or other business to be brought before any annual meeting must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of:
• the close of business on the date 90 days prior to the date of the annual meeting; or
• the close of business on the tenth day following the date that the annual meeting date is first publicly announced or disclosed.
If we call a special meeting of shareholders for the purpose of electing directors, notice of nominations must be delivered to our Secretary not later than the close of business on the tenth day following the date that the special meeting date and either the names of nominees or the number of directors to be elected is first publicly announced or disclosed.
Any shareholder who gives notice of any nomination of directors or other proposal must provide the following information:
• whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder of our stock or the matter the notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are referred to as “Interested Persons”);
• the name and address of all Interested Persons;
• a complete description of all of our or our subsidiaries’ equity securities and debt instruments, whether held in the form of loans or capital market instruments, beneficially owned by all Interested Persons;
• whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to us or our subsidiaries, or any of our or our subsidiaries’ respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in our or our subsidiaries’ credit ratings or any of our or our subsidiaries’ respective securities or debt instruments (or, more generally, changes in our or our subsidiaries’ perceived creditworthiness), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof; and

• a representation that the shareholder is a holder of record of our stock that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice.
Any notice relating to the nomination of directors must also contain:
• the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;
• each nominee’s signed consent to serve as a director if elected; and
• information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.
Any notice with respect to a matter other than the nomination of directors must contain:
• the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders; and
• a brief written statement of the reasons the shareholder favors the proposal.
Proxy Access Provision of our By-Laws
Our By-Laws contain “proxy access” provisions, which give an eligible shareholder (or group of up to 20 such shareholders) owning 3% or more of our outstanding shares of common stock (the “Minimum Number”) continuously throughout the three-year period preceding and including the date of submission of the nomination notice and continuing to own at least the Minimum Number through the date of the annual meeting, the right to nominate up to the greater of two nominees or 20% of the board of directors (rounded down to the nearest whole number) and have those nominees included in our proxy statement. To be timely, any nomination notice must be delivered to our secretary at our principal executive office no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the nomination notice shall be given by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. The complete proxy access provisions for director nominations are set forth in our By-Laws.
Amendments to By-Laws
Subject to the Certificate of Incorporation, our By-Laws may be made or altered in any respect in whole or in part by the affirmative vote of the holders of a majority of the shares entitled to vote thereon at an annual or special meeting of shareholders if notice of the proposed alteration or change to be made is properly brought before the meeting. Subject to the Certificate of Incorporation, our

By-Laws may also be made or altered in any respect in whole or in part, by the affirmative vote of the majority of the Board of Directors.
Exclusive Forum Provision of our By-Laws
Our By-Laws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Those actions include: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors or our officers or other employees to us or our shareholders, (iii) any action asserting a claim against us or any of our directors or our officers or other employees arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or By-Laws (in each case, as amended from time to time), or (iv) any action asserting a claim against us or any of our directors or our officers or other employees governed by the internal affairs doctrine.
Amendment of the Certificate of Incorporation
Our Certificate of Incorporation provides that we reserve the right to amend, alter, change or repeal any provision contained in our Certificate of Incorporation as prescribed by statute, and all rights conferred on the shareholders are granted subject to this reservation; provided that until June 29, 2022, the provisions of Article Fourteenth of our Certificate of Incorporation shall not be modified, amended or repealed, and any provision of Article Fourteenth or other resolution inconsistent with Article Fourteenth shall not be adopted, or any such modification, amendment, repeal or inconsistent provision of Article Fourteenth or other resolutions shall not be recommended for adoption by our shareholders (each, an “Amendment”), without the approval of 75 percent of the then-serving directors; provided that (i) the approval of 75 percent of the then-serving independent directors shall be required for any Amendment of Section 3 of Article Fourteenth (other than to the extent such Amendment relates to the Lead Independent Director), Section 6 of Article Fourteenth and Section 7 of Article Fourteenth and (ii) the approval of 75 percent of the then-serving independent directors (excluding the Lead Independent Director if a Lead Independent Director is then-serving in such role) shall be required for any Amendment of Section 3 of Article Fourteenth, to the extent such Amendment relates to the Lead Independent Director. Subject to such reservation and such conditions to any modification, amendment or repeal of, and other matters relating to, Article Fourteenth of our Certificate of Incorporation, any proposal to amend, alter, change or repeal any provision of our Certificate of Incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of our capital stock entitled to vote on such matters, with the exception of certain provisions of our Certificate of Incorporation that require a vote of 80 percent or more of such voting power.
Provisions of Our Certificate of Incorporation Related to Business Combinations
Our Certificate of Incorporation provides that, in addition to any affirmative vote required by law or any other provision of our Certificate of Incorporation, “business combinations” (generally defined as: (i) any merger, consolidation, share exchange, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition having a fair market value of $1.0 million or more, (iii) issuances or transfers of securities having a fair market value of $1.0 million or more, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareholder or any affiliate of any Interested Shareholder, or (v) any reorganization or reclassification of securities (including any reverse stock split, or recapitalization of the Company, or any merger or consolidation of the Company with any of our subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities or any of our subsidiaries which is directly or indirectly owned by any Interested Shareholder) involving us or any of our subsidiaries and involving or proposed by an “interested shareholder” (generally defined for purposes of these provisions as: (i) a person who beneficially owns, directly or indirectly, more than ten percent of the voting power of our outstanding “voting stock” (generally defined for purposes of this Exhibit as shares of our outstanding capital stock entitled to vote generally in the election of directors), or (ii) is an affiliate of ours and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock, or (iii) is an assignee of or has otherwise succeeded to any shares of our voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (the “Securities Act”)) or an affiliate of an interested shareholder require the approval of at least 80 percent of the voting power of our then outstanding voting stock, voting together as a single class, provided that business combinations approved by a majority of our continuing directors (as defined in our Certificate of Incorporation) or satisfying certain “fair price” and procedure provisions (generally requiring that shareholders receive consideration at least equal to the highest price paid by the interested shareholder for shares of our common stock acquired by it: (i) within the two year period immediately prior to the first public announcement of the proposal of the business combination or (ii) in the transactions in which it became an interested shareholder) are not subject to this 80 percent vote requirement. Our Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80 percent of our then outstanding voting stock, voting as a single class.
Anti-Greenmail Provisions of Our Certificate of Incorporation
Our Certificate of Incorporation provides that any purchase by us of shares of our voting stock from an “interested shareholder” (generally defined for purposes of these provisions as: (i) a person who beneficially owns, directly or indirectly, five percent or more of the voting power of our outstanding voting stock, or (ii) is an affiliate of ours and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent or more of the voting power of the then outstanding voting stock or (iii) is an assignee of or has otherwise succeeded to any shares of our voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act) at a per share price in excess of the market price at the time of purchase, other than pursuant to an offer to the holders of all outstanding shares of the class, requires the affirmative vote of the holders of that amount of the voting power of our voting stock equal to the sum of: (i) the voting power of the shares of our voting stock of which the interested shareholder is the beneficial owner, and (ii) a majority of the voting power of the remaining outstanding shares of our voting stock, voting together as a single class. Our Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of the holders of at least 80 percent of the voting power of our outstanding voting stock, voting together as a single class.
Provisions of Our Certificate of Incorporation While There is a 40 Percent Shareholder
Our Certificate of Incorporation provides that in any election of directors on or after the date on which any “40 percent shareholder” (generally defined for purposes of these provisions as a person who: (i) beneficially owns, directly or indirectly, 40 percent or more of the voting power of our outstanding voting stock, or (ii) is an affiliate of ours and who at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 40 percent or more of the voting power of our then outstanding voting stock or (iii) is an assignee of or has otherwise succeeded to any shares of our voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any 40 percent shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act) becomes a 40 percent shareholder, and until such time as no 40 percent shareholder any longer exists, there shall be cumulative voting for the election of directors so that any holder of our voting stock will be entitled to as many votes as shall equal the number of directors to be elected multiplied by the number of votes to which the holder would otherwise be entitled and such holder may cast all of such votes for a single director, or distribute such votes among as many candidates as such holder sees fit. In any such election of directors, one or more candidates may be nominated by a majority of our disinterested directors. With respect to any person so nominated, or nominated by a person who is the beneficial owner of shares of our voting stock having a market price of $100,000 or more, we are required to include certain information with respect to such nominees (generally on equal terms with other nominees of our Board of Directors and management) in our proxy statement or other materials with respect to the election of directors. Our Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80 percent of our outstanding voting stock, voting as a single class.
Preferred Stock
Our Certificate of Incorporation authorizes our Board of Directors to issue one or more series of preferred stock by resolution and to determine, with respect to any series of preferred stock, the terms and rights of such series. The authorized shares of preferred stock, as well as the authorized shares of our common stock, are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which our securities may be listed. Although our Board of Directors has no intention at the present time of doing so, it does have the power, subject to applicable law, to issue a series of preferred stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. Holders of preferred stock will not have any preemptive rights.
Delaware General Corporation Law
Under Section 203 of the Delaware General Corporation Law (“Section 203”), certain “business combinations” (generally defined to include mergers or consolidations between a Delaware corporation and an interested shareholder, transactions with an interested shareholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase the interested shareholder’s percentage ownership of stock) between a publicly held Delaware corporation and an “interested shareholder” (generally defined as those shareholders who become beneficial owners of 15 percent or more of a Delaware corporation’s voting stock or their affiliates) are prohibited for a three-year period following the date that such shareholder became an interested shareholder. This three-year waiting period does not apply when:
• the corporation has elected in its certificate of incorporation not to be governed by Section 203;
• either the business combination or the transaction resulting in the person becoming an interested shareholder was approved by the corporation’s board of directors before the other party to the business combination became an interested shareholder;
• upon consummation of the transaction that made such person an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or
• the business combination was approved by the corporation’s board of directors and also was authorized at an annual or special meeting of shareholders, and not by written consent, by two-thirds of the voting stock that the interested shareholder did not own.
Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested shareholder to effect various business combinations with a corporation for a three-year period, although the shareholders may elect to exclude a corporation from the restrictions imposed thereunder. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the shareholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction that results in the shareholder becoming an interested shareholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that shareholders otherwise may deem to be in their best interests.